Exhibit 14.1

CODE OF ETHICAL BUSINESS CONDUCT

Vertex Energy Inc. (the “Company” or “Vertex”) has enjoyed a reputation as a company of high integrity.  The Company has worked hard to earn the respect of customers, suppliers, and the public.  This Code of Ethical Business Conduct (“Code”) embodies Vertex’s commitment to continue to enjoy this fine reputation into the future.  For that reason, the Company expects its directors, officers and employees to share the commitment to comply with all the provisions of the Code and the spirit in which it is intended.

This Code describes the general principles and guidelines applicable to all directors, officers and employees of the Company.  Although the general principles outlined in this Code apply to the conduct of all of the Company’s business transactions, the Company’s directors, officers and employees are also bound by other specific Company policies.  All managers are responsible for the enforcement of, and compliance with, all policies of the Company, including distribution and communications to ensure employee knowledge of and compliance with these policies.

APPLICATION OF THE CODE

Every director, officer, and employee (“employees”) of the Company is required to comply with the Code and all Company policies.  We also expect those agents, consultants and other representatives (“associates”) working on the Company’s behalf will adhere to high ethical standards.  Accordingly, no director, officer or employee of the Company should ask an agent, consultant or other representative to engage in conduct that would be prohibited by the Code or any Company policy or applicable law.

Directors, officers and employees of the Company are expected to maintain high ethical standards in their actions and working relationships with customers, suppliers, fellow employees, competitors, representatives of government, and others.  All members of the Company are expected to act in business matters with dual responsibility to the public interest and the Company’s interest, above their own.  Employees must use sound business practices to maintain their integrity and that of the Company.

COMPLIANCE WITH LAWS

It is the Company’s policy to comply with all applicable federal, state and local laws and regulations in the conduct of its business.  The Company, its associates and employees are prohibited by law from influencing or inducing favorable government action through bribery or collusion.  Accordingly, no associates or employee shall make any payment or offer anything of value in the form of compensation, gift, contribution or otherwise to any government agent, employee or official, whether appointed or elected, for the purpose of inducing favorable governmental action.  Should any associate or employee receive a solicitation for a payment, bribe, gift, or contribution from any government agent, employee or official, whether appointed or elected, it should be reported to the General Counsel immediately.

Any requests for information from a governmental or regulatory body should be immediately referred to the General Counsel’s office for review.  No associate or employee of the Company shall knowingly withhold or conceal information legally requested by any governmental or regulatory body, or knowingly furnish incorrect or misleading information to such body. Any associate or employee of the Company who either knows or has reason to believe that the Company itself, or another Company associate or employee has knowingly withheld or concealed, or is knowingly withholding or concealing information legally requested, or has knowingly furnished, or is knowingly furnishing materially incorrect or misleading information to any governmental or regulatory body, shall immediately report that good faith belief to the General Counsel.

The General Counsel will promptly review any such reports and make the determination whether any material requested by any governmental body is subject to any legal privilege and may be lawfully withheld.  In no instance, will the Company or any of its employees knowingly and intentionally provide materially incorrect or misleading information to any government body.

Vertex Energy, Inc.	Code of Ethical Business Conduct

USE OF CORPORATE FUNDS AND RESOURCES

No director, officer or employee will use Company funds, resources or property for his or her personal benefit unless such use is consistent with Company policy or has been properly approved by appropriate Company personnel.  Company property must not be sold, loaned, given away, or otherwise disposed of-regardless of condition or value-without proper authorization.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Corporate funds shall not be used for direct or indirect contributions to political parties, candidates or campaigns.  The Company does not prohibit directors, officers or employees from making personal contributions of their time and funds to political candidates, causes or parties of their choice.  However, the decision to make such a contribution is personal and imposes no responsibility or obligation on the Company.  Company employees may not use work time to assist any party or campaign, and may not be reimbursed for personal political activity.

PAYMENTS TO GOVERNMENT OFFICIALS

It is a violation of Company policy, to give or offer, either directly or indirectly, anything of value to government officials in order to influence their actions or decisions.  Company funds or assets will not be used to make gifts to, provide entertainment for, or furnish assistance or other services to, government employees or public officials to induce them to do business with the Company. The U.S. Foreign Corrupt Practices Act applies globally and makes it illegal to offer or give money or anything of value, either directly or indirectly, to foreign government officials in order to obtain, retain or direct business, or to acquire any improper advantage.  Nothing of value may be given to a government official, even if deemed nominal, without prior written approval of the Company’s General Counsel.  Employees are expected to report any request by a government official for payment of money or anything of value, and to report any circumstances that calls into question the integrity of the Company’s dealings with government officials.

FINANCIAL ACCOUNTING AND REPORTING

Every director, officer and employee of the Company, and particularly the Chief Executive Officer and the Chief Financial Officer, are required to comply in all respects with all applicable laws, rules and regulations regarding financial accounting and reporting.  This includes, but is not limited to, the laws, rules and regulations of the Securities and Exchange Commission (“SEC”) and the Financial Accounting Standards Board (“FASB”).

Good financial reporting starts with good recordkeeping, and the Company and its management rely on its records to prepare financial statements that present its results of operations and financial position in a full, fair, accurate, timely and understandable manner.  These financial statements are relied on by stockholders, creditors, government authorities, and the public.  It is therefore critical that all employees involved with recording, summarizing and maintaining business and accounting records do so in accordance with the following:

•	All assets, liabilities, revenues and expenses will be recorded in the financial reports of the Company;

•	No undisclosed or unrecorded funds or accounts will be established for any purpose;

•	No false or artificial entries will be made for any reason; and

•
No payments will be approved or made with the intention or understanding that any part of the payments are to be used for any purpose other than that described by the documentation supporting the payment.

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Vertex Energy, Inc.	Code of Ethical Business Conduct

Persons involved in preparing and finalizing the Company’s financial information, whether for internal or external reporting purposes, should do so in accordance with the following:

•	Assist in maintaining internal control over financial reporting.

•	Communicate openly and honestly with the Company’s external public accountants with respect to quarterly and annual financial reporting and related disclosures.

•	Ensure the financial statements and related disclosures include all information deemed necessary to achieve an appropriate degree of transparency of business transactions.

The Chief Executive Officer and the Chief Financial Officer must assure that financial information disclosed in public communications and in the Company’s periodic reports filed with the SEC is reported fully, fairly and accurately and in a timely and understandable manner.  Every director, officer and employee of the Company, and particularly, the Chief Executive Officer and the Chief Financial Officer must promptly report (confidentially, if desired) to the Company’s Board of Directors or to the Company’s General Counsel:

•	Any material violation of any applicable law, rule or regulation;

•
Any incidence of fraud, whether material or not, by management or other persons responsible for recording, processing, summarizing or reporting information required to by disclosed by the Company in reports and statements filed with the SEC; and

•
Any material information, fact or circumstance, including any deficiency in any internal control over financial reporting, that could affect or render untrue the information contained in any periodic report that the Company is required to file with the SEC or other regulatory body or that is disclosed in other public communications.

CONFLICT OF INTEREST
RELATIONS WITH EMPLOYEES

It is the policy of the Company to provide employment opportunity, wages, and opportunities for advancement, training, and growth to all employees on the basis of merit.  It is also the policy of the Company to comply with all existing legislation and established regulations of the various applicable governmental bodies concerned with prohibiting discrimination.  The Company will not tolerate discrimination, harassment or other inappropriate treatment of employees on the basis of race, religion, sex, age, national origin, veteran status, disability, sexual orientation, gender identity and/or expression or other legally protected status.  It is the Company’s practice to deal fairly and equitably with all employees.

The Company is committed to providing a safe and healthy workplace, and shall maintain and, when appropriate, improve its plants, equipment, and methods to that end.

The Company encourages expression by employees about their work, including their ideas for continuous improvement.

ENVIRONMENTAL PROTECTION

The Company conducts its operations with the highest regard for the quality of the environment, including water, air and general land usage.  The objective is to comply with standards established by appropriate local, state, or federal agencies at every operating location where emissions into water sources, the atmosphere or solid waste disposal are present.  Directors, officers and employees must conduct the business of the Company in an environmentally sound manner, and must comply with applicable environmental laws and regulations.

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Vertex Energy, Inc.	Code of Ethical Business Conduct

PROTECTION AND INFORMATION

All directors, officers and employees must be in compliance with the following:

•           All confidential information about the Company, including inventions, discoveries, formulas, trade secrets, customer lists and employee data, as well as confidential information acquired by the Company from another company, individual or entity subject to a secrecy and proprietary rights agreement, will be kept confidential.  Employees must maintain the confidentiality of such information during and subsequent to the period of employment with the Company.

•           Information gathered on competitors, customers, suppliers and other entities with which the Company does business, must be acquired legally and in a manner consistent with the Company’s high level of ethics and proper business conduct.  Directors, officers and employees who inadvertently obtain confidential information belonging to another company should contact the General Counsel prior to use or disclosure of such information.

•           Directors, officers and employees of the Company should recognize that the business records and communications that they create have the potential to become public in the future.  Therefore, the Company’s directors, officers and employees should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in any and all of their work-related communications.  This applies equally to e-mail, internal memos and formal reports.  Furthermore, the Company’s directors, officers and employees are required to comply with the terms of the Company’s document retention policies at all times, to avoid even the appearance of impropriety.

FAIR DEALING

Each director, officer and employee of the Company shall deal fairly with the Company’s customers, suppliers, competitors and employees.  No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of material facts or any other unfair dealing practice.

ENFORCEMENT

The Code is important to the Company and must be taken seriously by all employees.  Accordingly, violations of the Code will not be tolerated and will result in disciplinary action, which can include oral or written reprimand, probation, suspension or termination, in accordance with Company policy.

HOW TO HANDLE SUSPECTED VIOLATIONS OF THE CODE

All directors, officers and employees are expected to seek advice from appropriate personnel if they have any questions about the application of the Code to a specific situation.  In addition, to help the Company achieve full compliance, directors, officers and employees are encouraged to raise questions and good faith concerns, and to cooperate fully in any investigation.  Known or suspected violations are expected to be reported immediately.

Officers and employees should address their questions and concerns first to their managers, if appropriate.  Directors should address their concerns to the Board of Directors unless the concern deals with an accounting, internal accounting control or auditing concern, in which case the concern should be referred to the Chair of the Audit Committee.

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Vertex Energy, Inc.	Code of Ethical Business Conduct

AMENDMENTS AND WAIVERS OF THE CODE

Only the Board of Directors may amend or waive a provision of the Code for directors and executive officers of the Company, including the Chief Executive Officer and the Chief Financial Officer.  Any such amendment or waiver must be disclosed publicly if and as required by law or stock exchange listing standard.

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VERTEX ENERGY, INC.
WHISTLEBLOWER PROTECTION POLICY

I.           INTRODUCTION

Vertex Energy, Inc. (the “Company”) is committed to providing a workplace that is conducive to open discussion of its business practices. It is Company policy to comply with all applicable laws, including laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting of information regarding, or their participating in, investigations involving alleged corporate fraud or other alleged violations of rules and regulations (the “Laws”) relating to among other things, corporate reporting, accounting, internal accounting controls, auditing and financial disclosure matters, including all SEC and securities-related Laws (collectively, the “Financial Practices”) by the Company, its officers and directors, or other Persons.

To promote compliance with all applicable laws, rules and regulations, the Board of Directors adopted its Code of Ethics (the “Code”) that reiterates the standards of conduct and ethical behavior that the Company expects of its directors, officers, employees, contractors, consultants and agents (collectively, “Persons” and individually, a “Person”). The Board of Directors has adopted this Whistleblower Protection Policy (the “Policy”) to emphasize its commitment to compliance with the highest ethical standards, and to adhere with rules and regulations promulgated pursuant to the Sarbanes Oxley Act of 2002.

It is of utmost importance to the Company to investigate all claims or complaints of fraudulent or otherwise illegal or inappropriate acts relating to its Financial Practices. The Company will take all appropriate action to remedy such violations should they occur, but the Company’s ultimate goal is to prevent and deter all violations of Financial Practices Laws. To accomplish this goal, the Company encourages all employees and other interested persons to report any potential violations of Financial Practices Laws.  In addition, the Company believes that employees and other interested persons should be able to make such complaints confidentially and anonymously and without the threat of retaliation.

II.           WHISTLEBLOWER PROTECTION POLICY

Federal laws prohibit retaliatory action by public companies against their employees who take certain lawful actions when they suspect wrongdoing on the part of their employer. In furtherance of the Company’s obligations under federal law, neither the Company nor any of its directors, officers, employees, contractors, consultants or agents, may discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee because of any lawful act done by the employee to:

a)
Provide information to or otherwise assist in an investigation by a federal regulatory or law enforcement agency, any member of Congress or committee of Congress, or any Person with supervisory authority over the employee (or such other Person working for the Company who has the authority to investigate, discover or terminate an employee), where such information or investigation relates to any conduct that the employee reasonably believes constitutes a violation of federal mail fraud, wire fraud, bank fraud or securities fraud laws, any SEC rule or regulation, or any other federal law relating to fraud against shareholders; or

b)	File, testify, participate in, or otherwise assist in a proceeding relating to alleged violations of any of the federal fraud or securities laws described in (a) above.

Vertex Energy, Inc. Whistleblower Protection Policy

III.           COMPLIANCE PROCEDURES

A.           Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board of Directors or a committee thereof, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to; (i) monitor compliance with the Company’s adopted Code of Ethics, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of the Code; and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code may include, but are not limited to, oral or written reprimands, warnings, counseling, probation or suspension with or without pay, demotions, reduction in salary, restitution, and termination of employment or service to the Company.

Management of the Company shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code of Ethics and the actions taken with respect to any such violation.

B.           Reporting Illegal or Unethical Behavior

Persons are required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any Person believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code of Ethics, he or she is obligated to bring the matter to the attention of the Company.

The best starting point for a Person seeking advice on ethics related issues or reporting potential violations of the Code will usually be his or her immediate supervisor. However, if the conduct in question involves his or her supervisor, if the Person has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the Person does not feel that he or she can discuss the matter with his or her immediate supervisor, the Person should raise the matter, confidentially, to the Board of Directors.

C.           Submitting Concerns About Accounting, Internal Controls or Auditing Matters

The Company is committed to achieving compliance with all applicable laws and regulations, including those relating to accounting standards and audit practices. The Company’s Audit Committee is responsible for overseeing treatment of complaints regarding these matters. In order to facilitate the reporting of suspected accounting and audit related violations by Persons, the Audit Committee has established the following procedures for the confidential and/or anonymous submission of concerns regarding questionable accounting and auditing matters.

If a Person is not sure if the matter he or she is concerned about relates to accounting or auditing matters, the Person should ask his or her immediate supervisor, or contact the Board of Directors and report such concerns in writing to the Audit Committee at the following address:

Vertex Energy, Inc.
Attn: Board of Directors – Audit Committee
1331 Gemini Street
Suite 250
Houston, Texas 77058

Vertex Energy, Inc. Whistleblower Protection Policy

Any information submitted by a Person will be treated in a confidential manner, except to the extent necessary: (i) to conduct a complete and fair investigation; or (ii) for review of Company operations by the Company’s Board of Directors, its Audit Committee or the Company’s independent public accountants and the Company’s counsel. However, if a Person wishes to remain anonymous, it is not necessary for the Person to give his or her name or position in any notification. Whether a Person identifies himself or herself or not, and in order that a proper investigation can be conducted, a Person is encouraged to give as much information as possible to enable the Company to undertake a proper investigation, including where and when the incident occurred, names and titles of the individuals involved and as much other detail as such reporting Person can provide.

All complaints should be marked “Confidential” and “Private” when possible. All complaints should be made in good faith and with the reasonable belief that a violation has occurred or may occur in the future.  If the complaint is found to have been made maliciously or in bad faith, the employee making the bad faith complaint will face appropriate disciplinary action, which may include discharge.

D.           Policy Against Retaliation

The Company will not permit any negative or adverse actions to be taken against any Persons who in good faith report a possible violation of the Code of Ethics, including any concerns regarding questionable accounting or auditing matters, even if the report is mistaken, or against any Person who assists in the investigation of a reported violation. Any act of alleged retaliation should be reported immediately and will be promptly investigated.

Retaliation in any form will not be tolerated by the Company. Disciplinary measures for any acts of retaliation may include, but are not limited to, oral or written reprimands, warnings, counseling, probation or suspension with or without pay, demotions, reduction in salary, restitution and termination of employment or service with the Company.

IV.           INVESTIGATING A COMPLAINT

After reviewing the complaint, the Chair of the Audit Committee will use his reasonable judgment to determine whether enough evidence exists to begin a formal investigation.  The Chair of the Audit Committee may confer with other internal (e.g., management) and external (e.g., outside counsel or independent auditors) advisors in making this determination.  The Chair of the Audit Committee shall communicate his decision to the Person who made the complaint (unless it was made anonymously), the full Audit Committee and Board of Directors and members of management when appropriate.   All parties involved with a complaint or subsequent investigation shall treat all correspondence confidentially and shall not reveal any information about the complaint to another party unless such a communication is necessary and authorized in conjunction with the investigation or this Policy.

If the Chair of the Audit Committee determines that a formal investigation should be made, the full Audit Committee shall review all of the facts and evidence then existing and make a determination as to whether a formal investigation should proceed.  If the full Audit Committee decides that a formal investigation is appropriate, then the Chair of the Audit Committee shall oversee and conduct the formal investigation in accordance with the guidelines in this Policy.  The Chair of the Audit Committee shall regularly report his progress to the full Audit Committee, and shall make a final report to the Audit Committee and the Board of Directors when the investigation is completed.  The Chair of the Audit Committee may retain outside counsel or other advisors if he deems it necessary to carry out the investigation.

If the Chair of the Audit Committee determines that there is insufficient evidence to proceed with a formal investigation, then he shall report this finding to the Audit Committee and the Audit Committee shall retain any documents associated with the initial investigation in accordance with Section VI of this Policy.

Vertex Energy, Inc. Whistleblower Protection Policy

V.           CORRECTIVE ACTION

After the formal investigation, the Audit Committee shall determine what corrective action, if any, is appropriate.  The Audit Committee shall, when appropriate, inform Company management of a violation so that management may take the appropriate or required corrective action, including reporting the violation to the appropriate governmental authorities.

VI.           RETENTION OF DOCUMENTS

All complaints submitted in written form and all written materials produced or acquired pursuant to an investigation under this Policy shall be kept confidential to the extent possible (consistent with the need to conduct an adequate investigation) and shall be retained by the Audit Committee for not less than seven years.

Vertex Energy, Inc. Whistleblower Protection Policy